UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 3, 2012

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Letter of Intent Signed with Nyac Gold, LLC

On April 3, 2012, Goldrich Mining Company (“Goldrich” and “the Registrant”), through its wholly owned subsidiary, Goldrich Placer, LLC, an Alaska limited liability company (“Goldrich Placer”), entered into a binding Letter of Intent (“LOI”) to create a joint-venture company (“the JV”) with NyacAU , LLC, an Alaska limited liability company. (“Nyac Gold”). Under the terms of the LOI, Nyac Gold, LLC will contribute a funding package of loans and equity that, subject to the timing of production, are estimated to total approximately $8.5 million and Goldrich will contribute a lease to all its right, title and interest with respect to placer gold mining on its Chandalar property.  The agreement covers production from all placers on Goldrich’s Chandalar property including, but not limited to, Little Squaw Creek, Big Squaw Creek, Big Creek and Tobin Creek, as well as all future properties within two miles of these claims or within the creek drainages to their termination that come from the Chandalar claim block.

Goldrich also granted to joint venture the right to exercise its option to purchase the 2% royalty interest in certain of the mining claims and interest covered by the placer claims at the Chandalar property covered by the joint venture.  Payment of the purchase price of $0.25 million for the royalty interest will be deemed a loan to the joint venture from Nyac Gold. The loan would carry interest at the greater of prime plus 2% or 10% and would be repaid from Goldrich’s portion of production. Goldrich would also have the exclusive right to purchase back the royalty at any time. The royalty would be extinguished upon payback of the loan or purchase by Goldrich.

As part of the agreement, Goldrich Placer and Nyac Gold, LLC will form a 50:50 joint venture through the formation of an Alaska limited liability company to operate the Chandalar placer mines, with Nyac Gold acting as managing partner and with Nyac Gold and Goldrich Placer being to only two members. Nyac Gold and Goldrich Placer have agreed to negotiate a formal operating agreement for the joint venture limited liability company within 60 days of the execution of the LOI.  Until such time as the formal operating agreement is agreed to and executed by Nyac Gold and Goldrich Placer, the LOI provisions will act as the interim operating agreement of the parties.

If the parties do not execute a definitive operating agreement within 60 days of the execution of the LOI, the parties shall dissolve the joint venture, unless otherwise agreed to by both parties.  Upon dissolution, Nyac Gold shall have priority in the repayment of all lines of credit and loans to the joint venture and the placer claims of the joint venture will revert back to Goldrich unemcumbered by any rights or interests of the joint venture or Nyac Gold.  Goldrich will be solely responsible for the repayment of the loans to Goldrich regarding direct drilling services (as described below) and for the repayment of the loan related to the purchase of the royalty interest, if exercised by the joint venture.

Nyac Gold’s contribution funding package includes an effectively non-interest bearing loan, to the joint venture, sufficient in amount to bring the placers at Chandalar into commercial production. This amount is currently estimated to total $7.2 million, subject to timing of production, consisting of approximately $3.6 million for start-up costs, $2.4 million for capital expenditures for mining equipment as well as $1.2 million for lease/purchase payments of mining equipment to Goldrich. The loan will earn interest at the applicable short-term federal rate, currently 0.25%, but is effectively a non-interest bearing loan as Goldrich Placer will receive a special payment from the joint venture equal to the interest paid to Nyac Gold on this loan. Nyac Gold has also agreed to advance Goldrich $0.95 million at the greater of prime plus 2% or 10% interest for direct drilling costs with Blackrock Drilling, a drilling company in which the owners of Nyac Gold have a majority interest. The loan for drilling costs will be secured by an interest over the placer gold production from the Chandalar properties.  The balance of the funding package, $0.35 million, is to be provided by an equity financing for the purchase of common stock from Goldrich, J. Michael James, the manager and principal of Nyac Gold. The price per share in the equity financing will be the 90-day weighted volume average price of Goldrich stock on the last business day proceeding the signing of the definitive documents for the joint venture agreement.

The loans of Nyac Gold are to be repaid from future production. Once all loans have been repaid and working capital and budgeted reserves have been established, profits from the placer production will be paid out on a 50:50 basis to each of the joint venture partners.

The LOI and the definitive operating agreement will contain provisions permitting Goldrich to conduct exploration activities regarding its lode claims at the Chandalar property.  In the event the lode exploration activities are such that the activities substantially interfere with placer operations for more than 30 days or effectively prevent the joint venture from recovery of placer gold in an area of the claims, then Goldrich or its designee shall provide notice of a withdrawal of claims under LOI or definitive operating agreement and the joint venture will be compensated for the loss of such portion of the claims as provided for in the LOI or the definitive operating agreement.

Financing Summary

A summary of the financing package is as follows:

Estimated 2012 Start-up Costs	$3,600,000
Estimated Capital Expenditures	2,400,000
Estimated Lease/Purchase of Equipment from Goldrich	1,200,000
Loan from Nyac Gold, LLC to Joint Venture with Interest at 0.25%	7,200,000
Loan from Nyac Gold, LLC to GRMC with Interest at greater of prime plus 2% or 10%	950,000
To Be Paid Back From Production	8,150,000

Equity Financing - Purchase of Common Stock	350,000
Total	$8,500,000

The total amount financed by Nyac Gold will be affected by timing of payback from production. The joint venture will commence payments to Nyac Gold as soon as production begins.

The joint venture will be subject to certain minimum production requirements beginning in the year 2015. The minimum production requirement for 2015 shall be a quantity sufficient to distribute 1,500 ounces of gold to Goldrich, after the allocation of revenue to operating expenses, payment of loans to Nyac Gold, distributions for mining license taxes and production royalties, reserves. The minimum production requirements for 2016 and each year thereafter shall be a quantity sufficient to distribute 1,500 ounces of gold to each of the parties (3,000 ounces total) after allocation of revenue as required by the LOI.  If those production requirements are not met, then the minimum production requirements for the year.  The minimum production requirement shall be averaged for the years 2015, 2016 and 2017.  If the joint venture has produced sufficient gold based on a three-year rolling average to meet the total distribution requirement of 4,500 ounces to Goldrich by the end of the 2017 season or sooner, the joint venture shall be deemed to have met such requirements for each year.  Thereafter, the annual minimum production requirement shall be deemed met if the joint venture meets the total distribution requirement based on an average of a minimum of 1,500 ounces to each member over a rolling three-year period.  In the event the price of gold falls below $1,500 per ounce, as established by the London PM on December 1 of each year for the years in which minimum production is required, then the annual minimum production requirement of 1,500 ounces as described above will be reduced by 100 ounces for each $100 per ounce decrease in the price, to the minimum price of $1,000 per ounce for that year.  If the joint venture has not met the minimum production requirements by the end of the 2017 season, then the joint venture may be dissolved and wound up as provided for in the LOI or definitive operating agreement.

Item 3.02

Unregistered Sale of Equity Securities.

Pursuant to the signing of a binding Letter of Intent with NyacAU,  LLC on April 3, 2012, Goldrich will issue common shares with a market value of $0.35 million. The price per share in the equity financing will be the 90-day weighted volume average price of Goldrich common stock on the last business day proceeding the signing of the definitive documents for the joint venture agreement. Goldrich will also issue 300,000 five-year stock options at an exercise price of $0.20 per share of common stock from Goldrich’s employee stock incentive program to Dr. J. Michael James, who is the owner and manager of NyacAU, LLC.

The common shares and options will be placed within the United States solely to an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D.  In determining the availability of this exemption, the Registrant will rely on representations made by the investor in the subscription agreement pursuant to which the securities will be purchased under the private placement.

Item 7.01

Regulation FD Disclosure.

On April 4, 2012, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing the closing of the private placement.  In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 7.01of this Current Report on Form 8-K and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Binding Letter of Intent

99.2

Leased Mining Claims

99.3

State of Alaska Mining Claims Map

99.4

Net Asset Value Calculation Example

99.5

Promissory Note

99.6

Form UCC1 – UCC Financing Statement

99.7

Drilling Services Agreement

99.8

Promissory Note (#2)

99.9

Assignment of Option and Right of First Refusal

99.10

Promissory Note (#3)

99.11

Press Release, dated April 4, 2012*

* This exhibit is intended to be furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: April 9, 2012	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer